Exhibit 99.1

NEWS RELEASE

7007 Pinemont Drive

Houston, TX 77040 USA

Contact: W. Richard Wheeler

President and CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

GEOSPACE TECHNOLOGIES REPORTS FISCAL YEAR 2015

THIRD QUARTER RESULTS

Houston, Texas – August 6, 2015 – Geospace Technologies (NASDAQ: GEOS) today announced a net loss of $8.6 million, or $0.66 per diluted share, on revenues of $19.8 million for its fiscal quarter ended June 30, 2015. This compares with a net income of $3.8 million, or $0.29 per diluted share, on revenues of $40.7 million for the corresponding quarter in the prior fiscal year.

For the nine months ended June 30, 2015, the company recorded revenues of $68.9 million and a net loss of $19.2 million, or $1.48 per diluted share. For the comparable period last year, the company recorded revenues of $210.6 million and a net income of $38.7 million, or $2.95 per diluted share.

Walter R. (“Rick”) Wheeler, Geospace Technologies’ President and CEO said, “In our third fiscal quarter, we saw no relief from the continuation of depressed market conditions and declining demand for our seismic equipment products. When compared to last year, fiscal year 2015 third quarter revenues were down by $21.0 million or 52%, and in the nine months ended June 30, 2015 revenues declined by $141.8 million or 67% from the same period a year ago. These revenue declines are attributed to the pronounced decrease in demand for our seismic products seen in today’s market, coupled with having no large contracts currently underway for the manufacture of permanent reservoir monitoring (PRM) systems.”

“Traditional seismic product revenues in the third fiscal quarter were $6.3 million, a decrease of $3.6 million or 36% from last year. For the nine months ended June 30, 2015, revenues for this segment were $23.6 million, a reduction of $19.7 million or 45% over the same prior year period. The reductions in both periods are a direct reflection of the very low industry activity in the current seismic exploration market. In addition, the difference in revenue year-over-year for the nine month period is accentuated by uncommonly large geophone orders in last year’s first quarter.”

“Revenues for wireless products in the third quarter were $6.0 million, a decrease of $6.2 million or 51% from the third quarter of last year. For the nine months ended June 30, 2015, our wireless product revenues totaled $23.8 million, a decrease of $46.5 million or 66% compared to the same period last year. These declines are again a direct result of reduced demand for seismic equipment in today’s market. We note, however, that in contrast to the declining overall seismic market, utilization of our OBX marine nodal systems continued to increase in the third quarter. We deployed over 3,700 OBX stations from our rental fleet to various customers on different projects throughout the quarter. Rental revenues have sequentially increased in our second and third quarters of this fiscal year, mostly from increasing rentals of the OBX marine nodal system. While we remain encouraged about the future of our OBX product line, project delays and job cancellations reported by our customers demonstrate that risk and volatility still remain even in this specialized ocean bottom seismic market.”

“Reservoir product revenues for the third quarter totaled $1.2 million, a decrease of $12.1 million or 91% compared to last year’s third quarter. For the nine months ended June 30, 2015, reservoir product revenues were $4.5 million, a reduction of $76.2 million or 94% compared to the same period of last year. Although lower demand for our borehole and other reservoir products was a contributor to these decreases, the largest component of these decreases was the absence of any PRM system contracts during the current fiscal year. Last year, the Statoil PRM order contributed revenues of $6.7 million and $61.7 million for the three months and nine months ended June 30, 2014, respectively. Discussions are continuing with potential customers for future PRM systems and we believe that our vast leadership, experience, and past success in PRM technology for over a decade keep us well positioned to secure future PRM contracts.”

“Our non-seismic businesses continued down the path of improved performance. Third quarter revenues were $6.1 million, a sequential increase of 21% from the second quarter, and an increase of $0.9 million or 17% from last year. For the nine months ended June 30, 2015, revenues and operating income for our non-seismic businesses were $16.5 million and $2.3 million, respectively, up 4% and 29% from the same period last year.”

“Industry demand for seismic exploration services is at historic low levels, and there is no simple way to forecast when higher levels of product demand may return. To the extent that the current market conditions in the industry remain unchanged, demand for our seismic equipment products will likely continue at these low levels. Until seismic industry activity returns to more conventional norms, our profits will continue to be hard hit by depreciation of unutilized rental equipment and fixed factory overhead costs left unabsorbed by minimal manufacturing operations. Given that seismic exploration and reservoir management are necessary components for a stable and sustainable energy market, endurance through this down cycle and a strong emergence thereafter are our focused objectives. We believe that our strong balance sheet and continued development of industry technology are the key elements that will allow us to achieve these objectives.”

Conference Call Information

Geospace Technologies will host a conference call to review its fiscal year 2015 third quarter financial results on August 7, 2015, at 10:00 a.m. Eastern Time (9 a.m. Central). Participants can access the call at (866) 952-1906 (US) or (785) 424-1825 (International). Please reference the conference ID: GEOSQ315 prior to the start of the conference call. A replay will be available for approximately 60 days and may be accessed through the Investor tab of our website at www.geospace.com.

About Geospace Technologies

Geospace Technologies Corporation designs and manufactures instruments and equipment used by the oil and gas industry to acquire seismic data in order to locate, characterize and monitor hydrocarbon producing reservoirs. The company also designs and manufactures non-seismic products, including industrial products, offshore cables, thermal printing equipment and film.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and estimates and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, tensions in the Middle East and other factors disclosed under the heading “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors. We assume no obligation to revise or update any forward-looking statement, whether written or oral, that we may make from time to time, whether as a result of new information, future developments or otherwise.

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Revenues:
Products	$15,467	$33,437	$58,763	$190,167
Rental equipment	4,284	7,291	10,096	20,460

Total revenues	19,751	40,728	68,859	210,627

Cost of revenues:
Products	19,233	21,902	59,248	110,540
Rental equipment	3,824	3,450	11,522	9,716

Total cost of revenues	23,057	25,352	70,770	120,256

Gross profit (loss)	(3,306)	15,376	(1,911)	90,371
Operating expenses:
Selling, general and administrative	5,469	6,237	17,291	19,493
Research and development	3,564	3,667	10,556	13,139
Bad debt expense	112	14	1,130	658

Total operating expenses	9,145	9,918	28,977	33,290

Income (loss) from operations	(12,451)	5,458	(30,888)	57,081

Other income (expense):
Interest expense	(36)	(143)	(255)	(378)
Interest income	138	12	312	68
Foreign exchange gains (losses), net	(567)	52	1,621	132
Other, net	(24)	(50)	(137)	(88)

Total other income (expense), net	(489)	(129)	1,541	(266)

Income (loss) before income taxes	(12,940)	5,329	(29,347)	56,815
Income tax expense (benefit)	(4,376)	1,577	(10,156)	18,071

Net income (loss)	$(8,564)	$3,752	$(19,191)	$38,744

Basic earnings (loss) per share	$(0.66)	$0.29	$(1.48)	$2.96

Diluted earnings (loss) per share	$(0.66)	$0.29	$(1.48)	$2.95

Weighted average shares outstanding – Basic	13,002,916	12,951,845	12,994,391	12,949,807

Weighted average shares outstanding – Diluted	13,002,916	12,999,807	12,994,391	13,001,103

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2015	September 30, 2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$25,606	$33,357
Short-term investments	19,610	19,861
Trade accounts receivable, net	13,339	24,602
Current portion of notes receivable	4,504	3,786
Income tax receivable	9,399	2,570
Inventories, net	131,387	145,890
Deferred income tax assets	8,320	7,244
Prepaid expenses and other current assets	3,018	6,698

Total current assets	215,183	244,008
Rental equipment, net	48,789	53,873
Property, plant and equipment, net	50,445	49,205
Goodwill	1,843	1,843
Non-current deferred income tax assets	1,202	75
Non-current notes receivable	1,077	28
Prepaid income taxes	4,515	5,848
Other assets	97	106

Total assets	$323,151	$354,986

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable trade	$3,114	$4,964
Accrued expenses and other current liabilities	9,559	14,590
Deferred revenue	312	3,752
Deferred income tax liabilities	41	23
Income taxes payable	—	22

Total current liabilities	13,026	23,351
Non-current deferred income tax liabilities	1,102	2,377

Total liabilities	14,128	25,728

Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	131	131
Additional paid-in capital	73,073	70,704
Retained earnings	241,728	260,919
Accumulated other comprehensive loss	(5,909)	(2,496)

Total stockholders’ equity	309,023	329,258

Total liabilities and stockholders’ equity	$323,151	$354,986

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months	Nine Months
	Ended	Ended
	June 30, 2015	June 30, 2014
Cash flows from operating activities:
Net income (loss)	$(19,191)	$38,744
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Deferred income tax benefit	(3,458)	(730)
Depreciation	14,777	13,125
Accretion of discounts on short-term-investments	174	3
Stock-based compensation	3,434	3,026
Bad debt expense	1,130	658
Inventory obsolescence expense	2,566	2,176
Gross profit from the sale of used rental equipment	(1,658)	(10,309)
Gain on disposal of property, plant and equipment	(2)	(60)
Excess tax expense from stock-based compensation	(1,065)	—
Effects of changes in operating assets and liabilities:
Trade accounts and notes receivable	7,314	25,081
Income tax receivable	(6,829)	—
Inventories	5,274	(6,738)
Costs and estimated earnings in excess of billings	—	12,400
Prepaid expenses and other current assets	2,832	78
Prepaid income taxes	1,333	(109)
Accounts payable	(1,827)	(12,036)
Accrued expenses and other	(8,127)	(255)
Deferred revenue	(3,412)	2,987
Income taxes payable	(19)	3,033

Net cash provided by (used in) operating activities	(6,754)	71,074

Cash flows from investing activities:
Purchase of property, plant and equipment	(2,046)	(5,650)
Investment in rental equipment	(3,784)	(25,726)
Proceeds from sale of used rental equipment	4,547	16,019
Proceeds from the sale of property, plant and equipment	—	27
Purchases of short-term investments	(4,281)	(5,867)
Proceeds from the sale of short-term investments	4,415	—

Net cash used in investing activities	(1,149)	(21,197)

Cash flows from financing activities:
Principal payments on debt arrangements	—	(931)
Excess tax benefit from stock-based compensation	—	674
Proceeds from exercise of stock options	—	265

Net cash provided by financing activities	—	8

Effect of exchange rate changes on cash	152	(3)

Increase (decrease) in cash and cash equivalents	(7,751)	49,882
Cash and cash equivalents, beginning of period	33,357	2,726

Cash and cash equivalents, end of period	$25,606	$52,608

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

SUMMARY OF SEGMENT REVENUES AND OPERATING INCOME (LOSS)

(in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Seismic segment revenues:
Traditional exploration products	$6,323	$9,928	$23,613	$43,272
Wireless exploration products	6,017	12,184	23,796	70,333
Reservoir products	1,198	13,265	4,503	80,702

	13,538	35,377	51,912	194,307
Non-Seismic segment revenues	6,098	5,209	16,548	15,916
Corporate revenues	115	142	399	404

Total revenues	$19,751	$40,728	$68,859	$210,627

	Three Months Ended		Nine Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Operating income (loss):
Seismic segment	$(10,253)	$8,149	$(23,382)	$66,165
Non-Seismic segment	971	777	2,331	1,814
Corporate	(3,169)	(3,468)	(9,837)	(10,898)

Total operating income (loss)	$(12,451)	$5,458	$(30,888)	$57,081